[GRAPHIC OMITTED]
                                CCM Advisors, LLC
                                 Code of Ethics
                                   April 2008

                              190 South LaSalle St.
                                   Suite 2800
                                Chicago, IL 60603












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                                CCM Advisors, LLC
                                 Code of Ethics
                                Table of Contents


I.   Introduction.............................................................1

II.  Definitions..............................................................2

III. Personal Trading Policies
     A.  Pre-Approval Requirements............................................3
     B.  Approval Procedures and Investing Guidelines.........................3
     C.  Transactions Which Always Require Pre-Clearance......................4
     D.  Transactions Exempt from Pre-Clearance ..............................4
     E.  Quarterly Personal Securities Transaction Reports....................5
     F.  Initial and Annual Holdings Reports..................................5
     G.  Sanctions for Personal Trading Violations............................5
     H.  Reporting Responsibilities...........................................6

IV.  Insider Trading
     A.  Introduction.........................................................7
     B.  Elements of Insider Trading..........................................7
     C.  Penalties for Insider Trading........................................8
     D.  Procedures to Implement Policy Against Insider Trading...............9

V.   General Business Conduct
     A.  Conflicts of Interest................................................11
     B.  Gifts and Gratuities.................................................12
     C.  Service as a Director of a Public Company............................13
     D.  Confidentiality of Fund Transactions.................................13

VI.  Annual Review of Code of Ethics..........................................15

VII. Annual Acknowledgement of Code of Ethics.................................16

EXHIBITS
Exhibit A - Personal Security Transaction Pre-Approval Form...................17
Exhibit B - Personal Securities Transaction Report............................18
Exhibit C - Initial Holdings Report Certification.............................19
Exhibit D - Annual Holdings Report ...........................................20
Exhibit E - Code of Ethics Certification......................................21
Exhibit F - CNC Securities Trading Policy.....................................22


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I. INTRODUCTION

This Code of Ethics is intended to assist all officers, directors and Employees (each a "Supervised Person") of CCM Advisors, LLC ("CCMA" or the "Firm") in meeting the Firm's fiduciary obligation to each of its Clients. The Firm expects all Supervised Persons to conduct themselves in an ethical manner which is consistent with our fiduciary obligations. As a registered investment adviser, the Firm is governed by applicable Federal and State securities laws with respect to its fiduciary obligations. A critical component of our fiduciary duty to our clients is to avoid potential conflicts of interest. As such our Code of Ethics requires the following:

     o Supervised Persons of CCMA must place the interest of our clients first at all times;
     o Employees must execute personal securities transactions in compliance with this Code of Ethics and avoid any actual or potential conflict of interest. Even the appearance of a conflict of interest must be anticipated and avoided;
     o Supervised Persons of CCMA should not take inappropriate advantage of their professional position nor unfair advantage of information that they learn; and
     o Supervised Persons must comply with all applicable federal securities laws.

It will be considered a violation of this Code of Ethics to knowingly partake in activities that are technically in compliance but which indicate a pattern of abuse or are incompatible with the principles set forth above.

If a Supervised Person becomes aware of any violation of this Code of Ethics, the Supervised Person must report the violation to the Chief Compliance Officer
(CCO). Any questions regarding the specific provisions of this Code of Ethics should be referred to the CCO.

Any violation of this Code of Ethics will result in the imposition of sanctions by CCMA as may be deemed appropriate under the circumstances to achieve the purposes of the Code of Ethics which may include suspension or termination of employment, a letter or censure and/or restitution. Additional sanctions may be imposed as detailed in other sections of this Code of Ethics.



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II. DEFINITIONS
For the purpose of this Code of Ethics, the following definitions shall apply.

"Beneficial Ownership" of a security shall mean having or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. The determination of direct or indirect beneficial ownership shall apply to all securities which a Supervised Person has or acquires. A Supervised Person is generally regarded as having beneficial ownership of securities in the Supervised Person's own name; securities in the names of members of the immediate family, including a spouse, minor child, and a relative sharing the same house; securities in the name of a domestic partner; securities held by anyone else if the Supervised Person obtains benefits substantially equivalent to ownership of the securities; or can obtain ownership of the securities immediately or at some future time; securities held by others for the Supervised Person's benefit (i.e., by a custodian, broker, trustee, executor or administrator); securities held for a Supervised Person's account by pledgees; or securities owned by any closely held or related corporation which would be regarded as a personal holding corporation of such Supervised Person.

"Covered Security" means any Security (as defined below) other than a Security that is (i) a direct obligation of the Government of the United States;
     (ii) a bankers' acceptance, bank certificate of deposit, commercial paper, or high quality short-term debt instrument, including a repurchase agreement; or (iii) a share of an open-end investment company registered under the Act, except those companies that are advised or sub-advised by CCMA or any of CCMA's affiliates. A listing of open-end investment companies which are advised or sub-advised by CCMA or its affiliates is available from the CCO.

"Employee" includes individuals who work for CCMA on an ongoing basis either full-time or part-time, officers of the firm who may be employees of Convergent Capital Management and some contractors providing long-term (greater than three consecutive months) service to the Firm. The CCO and Managing Director will be responsible for determining if a long-term contractor should be covered by this Code based on the degree of supervision and control and access to investment information.

"Security" includes all stock, debt obligations and other instruments in which client funds may be invested, including any warrant or option to acquire or sell a security and financial futures contracts.

"Supervised Person of CCMA" means any officer, director or Employee (as defined above) of CCMA.


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III. PERSONAL TRADING POLICIES

All Employees are subject to the following policies governing personal securities transactions. The Firm has deemed all Employees as Access Persons as defined by Rule 204A-1(e) (1) under the Investment Advisers Act. Failure to comply with any of these procedures may result in sanctions including termination of employment.


A. PRE-APPROVAL REQUIREMENTS

    1. Pre-approval is required for all transactions of over $10,000 in Covered Securities that occur in any account in which you have Beneficial Ownership. Pre-approval may also be required for some transactions below that amount subject to other sections of this Code. Employees are required to pre-clear their personal securities transactions prior to execution for all transactions in Covered Securities.
        a. It will not be considered a violation of this Code to purchase or sell a Covered Security in reliance on the de minimus exemption and without knowledge of any pending or recent transaction in that security in a client account, even if a transaction is pending or was recently completed.

    2. Pre-approval is not required for securities that are excepted from the Covered Securities definition.

    3. Pre-approval is not required for automatic investments in or withdrawals from 529 plans, 401(k) plans and similar investment plans. However, any transaction which overrides the pre-set allocation of the automatic investment plan must be pre-approved.


B. APPROVAL PROCEDURES & INVESTING GUIDELINES

    1. Employees must obtain written approval for personal securities transactions in Covered Securities using the Personal Security Transaction Pre-approval Form (Exhibit A). Employees must submit the completed form to the CCO and receive approval prior to placing the trade. Approval is good only for the date approved and the following business day.

    2. Employees' personal trade requests will be approved or denied based on whether the Employee is likely to benefit from purchases or sales being made or being considered on behalf of client accounts.

    3. Employees will not be approved to purchase or sell a security that is a new purchase or recent sale in client accounts, including accounts managed by sub-advisors, for the duration of the client account trading and seven calendar days following the completion of the trade, subject to all other provisions of this Code. However, under special


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        circumstances (i.e., home purchase or other hardship) the CCO may allow an Employee to sell a security holding that is otherwise prohibited under this policy.

    4. Employee trades should be executed in a manner consistent with our fiduciary obligations to our clients: to avoid actual improprieties, but also the appearance of impropriety. Employee trades must not be timed to precede orders placed for any client nor should trading activity be so excessive as to conflict with fulfilling daily job responsibilities.

    5. The CCO will maintain the originals of all pre-clearance forms. Employees may request a copy of their forms for their own records.

C. TRANSACTIONS WHICH ALWAYS REQUIRE PRE-CLEARANCE

    1. Employees are prohibited from engaging in "short-term" trading except under limited circumstances. For the purpose of this Code, "short-term" trading is defined as the sale/cover of a security within 30 days of a purchase/short of the same security. However, if the price of the security changes by 20% or more within 30 days of being purchased, the CCO may waive this restriction. Pre-approval must be obtained for all short-term sales, regardless of the size of the transaction, subject to the provisions of this Code.

    2. Employees and other Supervised Persons may not participate in Initial Public Offerings (IPO) or Private Placements (including Limited Partnerships, Hedge Funds, Private Equity Partnerships and Venture Capital Funds) if the availability of such participation stems from, or appears to stem from, the Employee's or other Supervised Person's relationship with CCMA. If participation in the IPO or Private Placement is not in any way related to the Employee's or other Supervised Person's relationship with the Firm, the CCO may approve participation. Pre-approval must be obtained for all IPO and Private Placement purchases, regardless of the size of the transaction, subject to the provisions of this Code.

    3. All Employee transactions in investment companies that are advised by CCMA require pre-clearance.

    4. Employee trading in the shares of CCMA's publicly-held parent company, City National Corporation (Ticker: CYN) may only be done in accordance with City National's Security Trading Policy (Exhibit F). This policy includes pre-clearance by the corporation's General Counsel and is subject to black-out periods as well as other restrictions.


D. TRANSACTIONS EXEMPT FROM PRE-CLEARANCE

The following types of transactions are exempt from the pre-clearance requirements in this Section. The exemption from pre-clearance does not extend to the reporting requirements.


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    1.  Transactions made in an account over which the Employee has no direct influence or control and does not exercise indirect influence or control. Employees must meet the following requirements with respect to any such account:
        a. Provide the CCO with a copy of the investment management agreement for the account;
        b. Provide a signed annual letter from the Employee's financial advisor, certifying that the advisor has not asked for or received any trading recommendations, instructions or suggestions from the Employee and that the Employee did not veto, approve or have prior notice of any transactions in the account (however, year end tax selling is excluded for this purpose); and
        c. Comply with the quarterly and annual reporting requirements of this Code.

    2. Involuntary purchases or sales, such as dividend re-investment plans or corporate actions.

    3. Transactions in Securities that are excluded from the definition of Covered Securities in Section II of this Code.


E. QUARTERLY PERSONAL SECURITIES TRANSACTION REPORTS

All Employees are required to complete the Quarterly Personal Securities Transaction Report (Exhibit B) or provide equivalent information for all brokerage accounts in which the Employee has direct or indirect beneficial ownership. The report is due no later than 30 calendar days after the close of the quarter. In addition to asking Employees to certify their quarterly transactions, the report asks Employees to indicate any accounts which were opened or closed during the quarter.


F. INITIAL AND ANNUAL HOLDINGS REPORTS

All Employees are required to complete an initial holdings report (Exhibit C) and annual holdings report (Exhibit D) to disclose their personal securities holdings in all accounts in which the Employee has direct or indirect beneficial ownership. The initial report is due no later than 10 calendar days after commencement of employment or term of directorship. The annual report is due 30 calendar days after the year-end. The Employee must provide current copies (i.e., from the most recent quarter end) of all brokerage statements when filing the initial holdings report. The initial and annual reports also require the Employee to acknowledge that they have read and understood the provisions of the Firm's Code of Ethics.


G. SANCTIONS FOR PERSONAL TRADING VIOLATIONS

The CCO will notify the Managing Director upon determining that a violation of the Code of Ethics has occurred. Depending upon the severity of the violation, any or all of the following sanctions may be imposed:


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o   warning (verbal or written);
o   reprimand;
o   reassignment of duties;
o   suspension of personal trading activities;
o   require trade to be busted and any profits disgorged to a charity;
o monetary penalty (including reduction in salary or bonus); o suspension or termination of employment; or
o   combination of the above.


H. REPORTING RESPONSIBILITIES

The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any effort by CCMA to facilitate the reporting process does not change or alter that responsibility. Reports must be filed with the CCO.


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IV. INSIDER TRADING

A. INTRODUCTION

CCMA has adopted this policy and the procedures that follow to deter the misuse of material non-public information in securities transactions. CCMA prohibits trading, either personally or on behalf of others, on material non-public information or communication of material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policy applies to every Supervised Person of CCMA, all accounts over which they have Beneficial Ownership, and extends to activities within and outside their duties at the Firm.

Trading securities on the basis of material, non-public information or improperly communicating that information to others may expose you to stringent penalties.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others. The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the policy in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to this policy to the CCO or CCMA's outside counsel. You also must notify the Managing Director of CCMA immediately if you have any reason to believe that a violation of the policy has occurred or is about to occur.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

o   trading by an insider on the basis of material non-public information; or
o trading by a non-insider on the basis of material non-public ("inside") information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or
o   communicating material non-public information to others.


B.   ELEMENTS OF INSIDER TRADING

1. Who is an Insider? The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, CCMA may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public



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     information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2. What is Material Information? Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that Supervised Persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

     Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3. What is Non-Public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or appearing in The Wall Street Journal or other publications of general circulation would be considered public.

4. Identifying Inside Information. In order to be "inside information," information must not only be material and non-public, it must be information about a security or issuer that was (i) acquired in violation of a duty to keep the information confidential, or (ii) misappropriated. For example, if an officer of an issuer breaches his duty to the issuer and conveys information that should have been kept confidential, that information is "inside information," even if you learn it third- or fourth-hand. In contrast, a conclusion drawn by a securities analyst from publicly available information is not inside information, even if the analysts' conclusion is both material and non-public.


C. PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:
o    civil injunctions,
o    treble damages,
o    disgorgement of profits,


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o    jail sentences,
o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
o fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.


D. PROCEDURES TO IMPLEMENT POLICY AGAINST INSIDER TRADING

The following procedures have been established to aid in avoiding insider trading, and to aid in preventing, detecting and imposing sanctions against insider trading. Every Supervised Person of CCMA must follow these procedures or risk sanctions, including dismissal, substantial personal liability and criminal penalties.

Identifying Inside Information
Before trading for yourself or others, including accounts managed by the Firm, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

o Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?
o Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published by The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps.

1.   Report the matter immediately to the Firm's CCO.
2. Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by CCMA until the Firm has made a determination as to the need for a trading restriction.
3.   Do not communicate the information inside or outside CCMA.
4. After the Firm's CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Restricting Access to Material Non-Public Information
Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within the Firm, except to the Firm's Chief



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Compliance Officer or Managing Director. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

Resolving Issues Concerning Insider Trading
If, after consideration of such information, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Firm's CCO before trading or communicating the information to anyone.









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V. GENERAL BUSINESS CONDUCT

A. CONFLICTS OF INTEREST

Advisor to the AHA Funds
The role of CCMA as investment adviser to the AHA Funds, Series of the CNI Charter Funds (the "Funds") is to analyze, recommend, oversee and monitor the sub-advisors to the Funds for the Funds' Board of Trustees. To prevent a conflict of interest, CCMA's policy is to maintain an arm's length relationship with sub-advisors. There is no payment to CCMA from the managers selected nor does CCMA sell any services to the managers.

The arm's length relationship with the managers extends to affiliated managers. If due diligence procedures of conducting analytical reviews for appropriateness for investment objectives, performance, risk and fees are met and exceeded, then a manager who is affiliated may be considered. CCMA receives no payment from the affiliated manager to be considered or selected as a sub-advisor to the Funds.

Pension Consulting Clients
CCMA may recommend that pension consulting clients consider the Funds as part of their overall investment strategy. When the Funds are to be considered by a pension fund oversight committee, CCMA will ensure that the client is given disclosure of the relationship between CCMA and the Funds. Each new client receives a copy of CCMA's ADV which fully discloses that relationship.

CCMA's "Consulting Only" clients may choose not to consider the Funds because of the relationship. In these cases, the client will pay a negotiated fee for the consulting services alone.

Clients invested in the Funds who are affiliated with the American Hospital Association may utilize CCMA's consulting services. CCMA's compensation for this service is part of the management fees of the Funds. CCMA prepares a quarterly consulting report for these clients comparing the investment performance against a recognized benchmark and ranking the Funds with objective third-party universes maintained by nationally recognized firms. There is no relationship between CCMA and the firms conducting the rankings, Morningstar and Lipper.

If there is underperformance in one or more of the Funds, CCMA will show the performance and one of the following actions may occur in order to provide independent investment advice:

     1. The client's investment oversight committee may ask CCMA to replace the underperforming fund with a different investment vehicle;
     2. CCMA may initiate a search to replace the under-performing sub-advisor;
     3. The fund may be put on a watch list for a pre-set period of time to see if it improves performance during that time. If conditions are not met, one of the other options would be pursued.


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Relationship with Broker-Dealers
Certain employees of CCMA are also registered representatives of an affiliated broker-dealer firm, City National Securities (CNS). CNS and CCMA are affiliated due to common ownership by City National Corporation. Sub-advisors to the Funds, both affiliated and unaffiliated, are not allowed to trade with CNS on behalf of the Funds' accounts. The Funds CCO receives and reviews quarterly trade reports from each sub-advisor listing the firms with which they have placed trades.

CNS may receive compensation for purchases of mutual funds made by consulting clients. This compensation would come in the form of 12b-1 fees and would not result in any additional expense to the client. These fees are not paid to CCMA or any employee of CCMA.

Selection and Monitoring of Sub-advisors
The CCMA Investment Committee is responsible for selecting and monitoring the sub-advisors to the Funds and the investment managers and mutual funds recommended to consulting clients. The criteria used are composed of both qualitative and quantitative elements. These elements are evaluated using both public information (e.g., Nelson's Mobius, Morningstar) and internally collected data.

Further information on the process of reviewing sub-advisors is in the Firm's Compliance Manual.


B. GIFTS AND GRATUITIES

Supervised Persons of the Firm are prohibited from offering or accepting gifts and gratuities from persons or firms seeking to do business with the Firm if the acceptance of such gift or gratuity would influence a business decision or could give the impression of influencing a business decision. Examples of the type of gratuities that are prohibited include, but are not limited to:
1.       Cash payments,
2. Gifts of value in excess of $100 per person cumulative over the course of 12 months,
3. Lavish entertainment, i.e. tickets to the Super Bowl or other major sporting events,
4. Travel expenditures (other than local ground transportation), when the cost of such expenditures can be calculated or reimbursed;
5. Lodging costs, if the lodging is lavish and would not be considered reimbursable by the Firm as a regular business expense.

It is also prohibited for Supervised Persons to offer gifts or gratuities, as described above, for the purpose of obtaining preferential treatment to clients, prospective clients, government officials, government employees or employees of any other firm. Offering gratuities to government employees or officials may violate the law. Penalties can include fines and imprisonment.

There may be occasions when giving or receiving items listed above are exempt from these rules if the gift is part of the normal course of business or is given in recognition of a significant life



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event (new baby, wedding, etc.). Supervised Persons are encouraged to consult with the CCO when there is a question regarding suitability.

Employees must notify the CCO whenever a gift is given or received. The notification should include the name of the giver, the name of the recipient, a description of the gift and an estimate of the value. Notification is not required for gifts of food given or received around the holidays as long as they are not lavish.

It is a violation of this policy to request or suggest to any Supervised Person of the Firm or any other person to make a political or charitable contribution or payment which could appear to directly benefit the Firm nor may the Firm reimburse an individual for his/her personal contribution or payment. Supervised Persons should not make any statements or take any actions that would lead an observer to believe that the individual's political or charitable contribution was on behalf of the Firm. The Firm's policies on charitable and political contributions by the Firm are in the Firm's Compliance Manual.

Registered Representatives of CNS may be subject to additional recordkeeping, reporting and/or limitations for gifts and political contributions. Employees subject to more stringent policies are required to comply with those policies.


C. SERVICE AS DIRECTOR OF A PUBLIC COMPANY

Employees of the Firm are prohibited from serving on the board of directors or as an officer of any non-affiliated private or publicly traded company unless the appointment has been approved by the Managing Director and CCO. The Managing Director and CCO will consider all relevant facts including whether the service poses a conflict of interest with the Firm's clients or business relationships.


D. CONFIDENTIALITY OF TRANSACTIONS

Mutual Fund Transactions
Until disclosed in a public report to shareholders or to the SEC in the normal course, all information concerning the securities "being considered for purchase or sale" by the mutual funds which are advised by CCMA shall be kept confidential by all Employees and disclosed by them only on a "need to know" basis.

Prohibited Communications with CCM-Related Persons
No Employee of CCMA shall discuss in person or by telephone any information relating to the voting or investment of any account of CCMA in the presence, or within the hearing, of any employee, officer or director of CCM, including those serving as an outside director of CCMA and excepting those who also are Employees of CCMA. If such information is discussed with, or in the presence of, a CCM-related person serving as an Outside Director, that person is prohibited from communicating that information to any other CCM employee, officer or director.



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Notwithstanding the preceding statements, employees, officers or directors of
CCM and Employees of CCMA may discuss general trends in the securities markets, including information relating to specific securities, for information purposes and that are not designed to influence, directly or indirectly, the investment discretion of CCMA.

Physical Security
The offices and record storage areas occupied by Employees of CCMA, and in which the records and files on information relating to the voting or investment of securities held in client accounts are maintained, shall be physically separate from the offices and record storage areas occupied by employees, officers and directors of CCM.






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VI. ANNUAL REVIEW OF CODE OF ETHICS

The CCO is primarily responsible for maintaining and enforcing CCM Advisors, LLC's Code of Ethics. The CCO will keep copies of the Code and will document any violations of the Code and resulting sanctions imposed. At least annually, the CCO will report to the CCMA Board of Directors any actual or recommended policy or procedural changes in the Code and a summary of all violations of the Code including sanctions imposed.

VII. ANNUAL ACKNOWLEDGEMENT OF CODE OF ETHICS

At least annually, the CCO will provide all Supervised Persons with a copy of this Code of Ethics ("Code") with all amendments. Upon receipt, Supervised Persons must acknowledge in writing that:

     o    they have read, understand and agree to abide by the Firm's Code;
     o they have reported all personal securities transactions required to be reported under the Code; and
     o they have reported all brokerage accounts required to be reported under the Code.

The acknowledgement is attached as the Code of Ethics Certification (Exhibit E).

                                    Exhibit A
                                [GRAPHIC OMITTED]
                 PERSONAL SECURITY TRANSACTION PRE-APPROVAL FORM

Employee Name:  ___________________________________________________________

Account Name & #:  _________________________________________________________

--------------------- ----------------- ------------ ---------- ----------------
Security              Symbol or Cusip   Buy or Sell  Shares     Approx. Mkt Val
--------------------- ----------------- ------------ ---------- ----------------

--------------------- ----------------- ------------ ---------- ----------------

--------------------- ----------------- ------------ ---------- ----------------

--------------------- ----------------- ------------ ---------- ----------------

--------------------- ----------------- ------------ ---------- ----------------

--------------------- ----------------- ------------ ---------- ----------------

--------------------- ----------------- ------------ ---------- ----------------

--------------------- ----------------- ------------ ---------- ----------------

--------------------- ----------------- ------------ ---------- ----------------


Compliance Department:
----------------------


Approved:  _____________________________________

Date:  ________________________________



NOTES:
(Including reason for approval of security transaction that is otherwise prohibited or reason for denial):

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

                                    Exhibit B
                                [GRAPHIC OMITTED]
                     PERSONAL SECURITIES TRANSACTIONS REPORT
                       QUARTER ENDING ______________, 200_

Name of individuals required to report under the Code of Ethics (i.e., due to your beneficial ownership of securities):
___________________________________________________________________________
___________________________________________________________________________

Check all that apply:
     |_| I had no reportable securities transactions during this quarterly period.
     |_| I had reportable securities transactions during this quarterly period that were pre-approved in accordance with the Code of Ethics. All transactions are listed on the attached sheet or have been provided to the CCO via duplicate confirmations and statements.
     |_| I had reportable securities transactions during this quarterly period that were exempt from pre-approval requirements in accordance with the Code of Ethics. All transactions are listed on the attached sheet or have been provided to the CCO via duplicate confirmations and statements. I had no knowledge of any transactions being made or contemplated in these securities by sub-advisors at the time my transactions were completed.
     |_| I had reportable securities transactions during this quarterly period that were not exempt from the pre-clearance requirements and were not pre-approved. (Code of Ethics violation) All transactions are listed on the attached sheet or have been provided to the CCO via duplicate confirmations and statements.

I have opened or closed the following accounts this quarter:
Open/Close        Account Name      Account Number   Date Opened/Closed
-----------------------------------------------------------------------
_______________________________________________________________________
_______________________________________________________________________
_______________________________________________________________________

I certify that the information that I am providing in this report is accurate and includes all transactions from all of my brokerage accounts which I am required to report under CCM Advisors, LLC's Code of Ethics document. To the best of my knowledge, I have complied with the terms and spirit of the Firm's Code of Ethics.

Signature:  ________________________________         Date: ___________________

Print Name: ________________________________

Compliance Department
---------------------

Rec'd by:  _________________________________         Date: ___________________

                                    Exhibit C
                                [GRAPHIC OMITTED]
                      INITIAL HOLDINGS REPORT CERTIFICATION


                            Hire Date: _____________

                                 ACKNOWLEDGEMENT


I certify that I have received, read, understand and agree to abide by CCM Advisors, LLC's (the Firm) Code of Ethics. I agree to comply with all of the policies and procedures outlined in the Code of Ethics. I certify that I have reported all transactions and brokerage accounts required to be reported under the Code. I understand that violating the Policies of the Code or any other legal violations will result in the Firm enforcing appropriate sanctions against me, including dismissal from the Firm.


Please check the appropriate box.

|_| Yes, at the start of my employment with the Firm, I owned Covered Securities (as defined in the Firm's Code of Ethics). I have attached the most recent quarter end statements.


|_| No, at the start of my employment with the Firm, I do not own any Covered Securities.



Signature:  ________________________________         Date: ___________________

Print Name: ________________________________

Compliance Department
---------------------

Rec'd by:  _________________________________         Date: ___________________

                                    Exhibit D
                               [GRAPHIC OMITTED]
                             ANNUAL HOLDINGS REPORT


                           Year Ending: _____________

                                 ACKNOWLEDGEMENT



Employees Only:
---------------
I certify that I have reported all transactions, brokerage accounts and holdings required to be reported under the Code.

Please check the appropriate box.

|_| Yes, as of the year ending ______________, I owned Covered Securities (as defined in the Firm's Code of Ethics). I have attached statements for the most recent four quarters or I have instructed my brokerage firm to provide copies directly to the firm's Chief Compliance Officer.


|_|      No, I do not own any Covered Securities.


Signature:  _________________________________         Date: ___________________

Print Name: _________________________________


Compliance Department
---------------------

Rec'd by:  __________________________________         Date: ___________________

                                    Exhibit E
                                [GRAPHIC OMITTED]
                          CODE OF ETHICS CERTIFICATION

                         Code of Ethics dated April 2008

                                 ACKNOWLEDGEMENT


All Supervised Persons:
-----------------------
I certify that I have received, read, understand and agree to abide by CCM Advisors, LLC's (the Firm) Code of Ethics dated April 2008. I agree to comply with all of the policies and procedures outlined in the Code of Ethics. I certify that I have reported all transactions required to be reported under the Code. I understand that violating the Policies of the Code or any other legal violations will result in the Firm enforcing appropriate sanctions against me, including dismissal from the Firm.


Signature:  __________________________________         Date: ___________________

Print Name: __________________________________


Compliance Department
---------------------

Rec'd by:  ___________________________________         Date: ___________________

                                    Exhibit F

                          CNC SECURITIES TRADING POLICY
                             As of January 16, 2008
This policy supersedes all previous securities trading policies adopted by the Company's Board of Directors.

General Statement
-----------------

City National Corporation (with its subsidiaries, the "Company") continually seeks to maintain a workplace that exemplifies the highest standards of business ethics and integrity. This is one of the cornerstones of the PRIDE principles. This Securities Trading Policy is designed to promote these high ethical values and standards and prevent even the appearance of improper conduct by providing colleagues with guidance regarding transactions involving the Company's securities and securities of the Company's clients. This policy applies to each of the directors, officers and colleagues of the Company (collectively, "colleagues").

Colleagues are asked to read this Securities Trading Policy carefully and make sure they understand it. Colleagues are ultimately responsible for adhering to this policy and avoiding improper trading. If colleagues have any questions about this policy or its application to a particular situation, colleagues should seek additional guidance from the General Counsel's office. All exceptions to this policy must be approved in advance by the General Counsel's office.

Policy
------

Under Federal and state laws, colleagues may not buy, sell or make other transfers of securities if they have material information that is not generally known or available to the public. If colleagues have material nonpublic information, they also cannot disclose this information to other people who may trade (the "tippee"). If the tippee then buys or sells securities on the basis of that information, colleagues may have violated the law even if they do not profit from the tippee's actions. The consequences of violating these laws are severe, both for the colleagues and the Company.

It is the Company's policy that if colleagues have material nonpublic information about the Company, neither colleagues nor any related person may (a) trade or otherwise exchange securities of the Company or engage in any other transaction to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, if in the course of working for the Company, colleagues learn, obtain or otherwise have access to material nonpublic information about a Client, neither colleagues nor any related person may trade in that Client's securities or disclose that information to others until the information becomes public or is no longer material.

To prevent inadvertent violations of this policy, colleagues should not hold Company securities or securities of a Client in a margin account. Any sale of securities in a margin account, whether pursuant to a colleague's instruction, by a colleague's broker as a result of a margin call or otherwise, will be considered a sale by that colleague.

These trading restrictions apply even if a colleague thinks a transaction is necessary or justifiable for valid independent reasons such as the need to raise money for an emergency. Moreover, remember that anyone scrutinizing the appropriateness of a colleague's transaction will do so after the fact with the benefit of hindsight. Therefore, special care must be taken to avoid even the appearance of inappropriate conduct.

This policy continues to apply to a colleague's transactions in Company securities even after a colleague has terminated employment. If a colleague is in possession of material nonpublic information when that colleague's employment terminates, that colleague may not trade in Company securities until that information has become public or is no longer material.

As a supplement to this policy, "Special Policies" may be adopted for certain business units (for example, City National Investments) which, because of their activities, may have enhanced access, or potential access, to material nonpublic information, whether about the Company, Clients, or otherwise, or enhanced restrictions imposed by governmental authorities. These Special Policies, if adopted, will be designed to address the particular issues raised by the specific activities of the subject business unit.

From time to time, in addition to the restrictions set forth in this policy, the General Counsel's office may implement such other temporary trading restrictions as may be necessary and/or appropriate to maintain compliance with applicable laws, and the Company's integrity and standards.

Blackout Periods

Quarterly Blackout Periods

The Company's announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company's securities. Therefore, to avoid even the appearance of trading while aware of nonpublic information, the Company has established a quarterly blackout period that commences at the close of trading on the last day of the second month of a fiscal quarter and ends at the opening of trading on the third full trading day after public dissemination of the Company's earnings release for that quarter. The Company's directors and members of the Executive Committee and their related persons may not trade in Company securities during a quarterly blackout period. Any outstanding orders, including "good until canceled" limit orders, must be canceled prior to the beginning of a quarterly blackout period. All other colleagues are strongly encouraged to refrain from trades in Company securities during a quarterly blackout period.

Temporary Blackout Periods

From time to time, developments may occur that are material to the Company and are known only by a few directors or executives. The General Counsel's office may notify certain individuals that they must not engage in any transactions involving the Company's securities and must not disclose to others the fact that a temporary blackout has been imposed. Persons whose trades are subject to preclearance procedures (described below) who request permission to trade during a temporary blackout period, will be told of the existence of a blackout period without disclosure of the reason for the blackout. Persons made aware of the existence of a temporary blackout should not disclose the existence of the blackout to any other person.

Insider Trades During Pension Fund Blackout Periods

The Company is also subject to mandatory blackouts imposed by law. If the Company's Profit Sharing Plan suspends the ability of 50 percent or more of its participants' ability to trade Company securities under the plan for more than three business days, the Company's directors and members of the Executive Committee will be notified that they similarly cannot trade Company securities during the plan blackout period. Advance notice will be provided to the directors and executives.

Preclearance Procedures

To further assist in preventing inadvertent violations of the Federal securities laws and to avoid even the appearance of trading on inside information, the Company's Insiders together with their respective family members, may not engage in any transaction involving the Company's securities (including a stock plan transaction, including any purchase, sale, trade, exchange, an option exercise, gift, loan, pledge or hedge, contribution to a trust, or any other transfer) without first obtaining preclearance of the transaction from the General Counsel or designee. Mandatory preclearance assures that no blackout periods are in effect, and also provides an opportunity to assure that required documentation of all changes in ownership is available for timely filing.

A request for preclearance should be submitted to the General Counsel's office at least two days in advance of the proposed transaction. The General Counsel is under no obligation to approve a trade submitted for preclearance, and may determine not to approve the trade. In addition to family members, these preclearance procedures also apply to any changes in ownership of any CNC securities held by any trusts, partnerships, and other entities for which Insiders may be a "beneficial owner" for SEC reporting purposes. Insiders should promptly advise any such persons or entities of these preclearance procedures and assure that adequate notice of any change in ownership of CNC securities will be provided to the General Counsel's office. Insiders are required by the Company to have their broker sign a Broker Instruction/Representation Form that requires the broker not to enter any order without first verifying that the transaction was precleared and complies with the brokerage firm's compliance procedures and to report immediately to the Company via telephone and writing the details of every transaction involving Company stock, including gifts, transfers, pledges and all 10b5-1 transactions.

All Insiders must file and deliver to the SEC and NYSE reports of changes of ownership of Company securities within two business days of any change of ownership. Insiders are advised to provide the General Counsel's office with a Power of Attorney to facilitate the timely delivery of required filings with the SEC and NYSE. Any late or delinquent filings must be reported in the Company's annual proxy statement.

Prearranged Trading Plans

SEC Rule 10b5-1 provides a defense from insider trading liability if trades occur pursuant to a prearranged trading plan that meets certain specified conditions such as specifying the amount, price and date on which securities are to be purchased or sold or establishing a formula for determining the dates, prices, and amounts. Insiders subject to the preclearance requirements who wish to implement a trading plan under SEC Rule 10b5-1 must first preclear the plan with the General Counsel's office and all other colleagues who wish to utilize a prearranged trading plan as an exception to the Company's securities trading policy must consult with the General Counsel's office. Colleagues may only enter into a trading plan when they are not in possession of material nonpublic information and a blackout period is not in effect. The advantage of a trading plan is that transactions effected pursuant to a precleared trading plan will not require further preclearance at the time of the transaction if the plan satisfies the conditions of Rule 10b5-1. Colleagues are encouraged to seek appropriate counsel in preparing a trading plan.

Consequences of Failure to Comply with Policy

The consequences of an insider trading violation can be severe:

     o For colleagues who trade on the basis of material nonpublic information (or disclose that information to another party):

     o A civil penalty of up to three times the amount of profit realized or loss-avoided;

     o    A criminal penalty of up to $1 million; and

     o    Imprisonment for up to 10 years.

     o For the Company (and possibly supervisory personnel) if it fails to take appropriate steps to prevent unlawful trading:

     o A civil penalty of the greater of $1 million or three times the amount of the profit realized or loss avoided; and

     o    A criminal penalty of up to $2.5 million.

In addition, failure to comply with the Company's insider trading policy may subject the colleague to Company-imposed sanctions, up to and including termination of employment for cause, whether or not the colleague's failure to comply results in a violation of law.


Definitions

"Clients" means those entities with which the Company does business (including, but not necessarily limited to, the Company's clients, customers and vendors) that have issued publicly traded securities.

"Insiders" include the Company's directors, members of the Company's Strategy and Planning Committee and certain other executive officers of the Company designated by the General Counsel's office and approved by the Board.

"Material Information" is any information that a reasonable investor would consider important in a decision to purchase, hold or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Examples of information frequently considered material are: current period earnings or losses; projections of future earnings or losses; news of a pending or proposed merger or acquisition; news of a significant purchase or sale of assets; changes in dividend policy; and changes in management. Both good and bad news may be material.

"Nonpublic information" is any information which is not generally available to the public. If colleagues are aware of material nonpublic information, colleagues may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To allow for the orderly dissemination of information, information is not considered generally available to the public for purposes of this policy until the third full trading day after it has been first publicly released.

"Related person" includes family members who reside with colleagues, anyone else who lives in a colleague's household, and any family members who do not live in a colleague's household but whose transactions in Company securities are directed by colleagues or are subject to a colleague's influence or control (such as parents or children who consult with colleagues before they trade in Company securities). Colleagues are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with that colleague before they trade in the Company's securities.

A "trade" in a security is a purchase or sale, whether in a transaction on a securities exchange or in a private transaction, directly or indirectly, of that security or of a right, option, warrant or other instrument or security exchangeable or convertible into that security or evidencing a right to subscribe for, purchase, sell or otherwise acquire or dispose of that security or any other transaction intended to produce an economic benefit substantially equivalent to a purchase or a sale.

o        The following transactions are "trades":

o Sale of the securities received upon the exercise of a stock option, including the sale associated with a "cashless" exercise of a stock option.

o A transfer out of or into the CNC stock fund in CNC's Profit Sharing Plan, including withdrawals or loans from CNC's Profit Sharing Plan which are funded, even in part, by a sale from the CNC stock fund.

o An election to change the amount or percentage of future contributions (reflecting salary deferral, employer match or employer profit sharing) to CNC's Profit Sharing Plan which is allocated to the CNC stock fund.

o        The following transactions are not "trades":

o        The cash exercise of an in-the-money stock option.

o Except during a blackout period if the transaction is engaged in by an Insider or member of the Company's Executive Committee, delivery of CNC securities previously owned in payment of the exercise price of a stock option in accordance with the terms of the applicable CNC stock option plan.

o The withholding of shares of Colleague's vested CNC restricted stock by the Company in an amount that will cover the tax withholding amount on the shares of Colleague's CNC restricted stock then vesting, thereby reducing the Colleague's number of vested shares by an equivalent share amount pursuant to the terms of the Restricted Stock Award Agreement between the Colleague and the Company.

o Allocation to the CNC stock fund, in accordance with a colleague's previously designated elections, of contributions (reflecting salary deferral, employer match or employer profit sharing) to CNC's Profit Sharing Plan.

o The pledge of securities as collateral for a loan (other than margin debt), although sale by the pledgee following the pledgor's default is a "trade".

o        Gifts or donations of securities, although there may be situations in
         ---------------------------------------------------------------------
         which a subsequent sale by the donee would be a "trade".
         --------------------------------------------------------

Speculative trades in Company securities, such as short sales, including sales for future delivery of stock already owned (sometimes referred to as "short sales against the box"), and transactions in exchange traded options are prohibited at all times.

--------------------------------------------------------------------------------
Note: The General Counsel's Office further reserves the discretion to determine whether a particular securities transaction is permitted to be made under this policy irrespective of whether or not it falls within the foregoing definition of "trade".
--------------------------------------------------------------------------------

Section 16 and Rule 144

Section 16 of the Securities Exchange Act of 1934, as amended, and the rules adopted thereunder by the SEC, imposes certain reporting obligations and liability for short swing trading on Insiders. Rule 144, adopted by the SEC under the Securities Act of 1933, as amended, further imposes restrictions and notice requirements on sales of CNC securities by CNC Insiders. It is the Company's policy to strictly adhere to the intent and letter of the law regarding the requirements of Section 16 and Rule 144. Therefore, all CNC Insiders are advised to consult with the General Counsel's office regarding the Company's Section 16 and Rule 144 compliance practices prior to engaging in any transaction in Company securities.